Contact:	Corey Horsch
Vice President of Investor Relations
and Treasurer
(405) 225-4800

SONIC’S QUARTERLY EARNINGS PER SHARE JUMP 33%

Same-Store Sales Increase 5.3%

OKLAHOMA CITY (January 5, 2016) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced results for its first fiscal quarter ended November 30, 2015.

Key highlights of the company’s first quarter of fiscal year 2016 included:

•	Net income per diluted share increased 33% to $0.24 compared with net income per diluted share of $0.18 in the prior-year period;
•	System same-store sales increased 5.3%, consisting of a 5.4% same-store sales increase at franchise drive-ins and an increase of 4.4% at company drive-ins;
•	Company drive-in margins improved by 140 basis points;
•	13 new drive-ins opened; and
•	The company purchased 1.8 million shares representing 3.4% of its outstanding shares since the end of fiscal 2015.

"Our solid business momentum continues with another quarter of robust same-store sales,” said Cliff Hudson, Sonic Corp. CEO.    “Improvements in core menu items, combined with limited-time-offer promotions, drove healthy same-store sales growth of 5.3% for the system during the quarter, building upon 8.5% same-store sales growth in the prior-year quarter. We saw particularly strong top line contribution from two premium chicken products and targeted value offerings.  The combination of sales leverage, a favorable cost environment and technology-driven cost savings generated another quarter of meaningful incremental profits at the company drive-in level.

"With more than five consecutive years of both positive same-store sales growth and double-digit adjusted earnings per share growth, we continue to focus on our multi-layered growth strategy, which is comprised of initiatives to drive same-store sales growth, improve margins, increase royalty revenues, accelerate new drive-in development and deploy free cash flow1.   In addition to strong sales and profit growth, we are especially pleased to have repurchased more than 1.8 million shares during the first fiscal quarter at an average price of $25.73, representing 3.4% of our outstanding shares since fiscal 2015." Hudson continued, "Looking forward, we believe our technology initiatives will be key contributors to driving sales, profits and new unit development.”

1 Free cash flow is defined as net income plus depreciation, amortization and stock compensation expenses, less capital expenditures.

Same-Store Sales

For the first fiscal quarter ended November 30, 2015, system same-store sales increased 5.3%, which was comprised of a 5.4% same-store sales increase at franchise drive-ins and an increase of 4.4% at company drive-ins.

Financial Overview

For the first fiscal quarter of 2016, the company’s net income increased to $12.5 million or $0.24 per diluted share compared with net income of $10.1 million or $0.18 per diluted share in the same period in the prior year.

Fiscal Year 2016 Outlook

While the macroeconomic environment may impact results, the company continues to expect its initiatives to drive 16% to 20% earnings per share growth for fiscal 2016.  The outlook for fiscal 2016 anticipates the following elements:

•	2% to 4% same-store sales growth for the system;
•	Royalty revenue growth from same-store sales improvements and new unit development;
•	50 to 60 new franchise drive-in openings;
•	Drive-in-level margin improvement between 75 to 125 basis points, depending upon the degree of same-store sales growth at company drive-ins;
•	Selling, general and administrative expenses of $81.5 million to $82.5 million reflecting increased investment in human resources to support brand initiatives;
•	Depreciation and amortization expense of $45.5 million to $46.5 million as a result of capital investment in fiscal 2016;
•	Capital expenditures of $35 million to $40 million;
•	Free cash flow of $70 million to $75 million;
•	An income tax rate between 36.5% to 37.5%;
•	The planned repurchase of $126 million of stock across the fiscal year; and
•	An expected quarterly cash dividend of $0.11 per share.

Earnings Conference Call

The company will host a conference call to review financial results at 5:00 PM ET this evening.  The conference call can be accessed live over the phone by dialing  (888) 312-3048 or (719) 457-2648 for international callers.  A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 3322264.  The replay will be available until Tuesday, January 12, 2016.  An online replay of the conference call will be available approximately two hours after the conclusion of the live broadcast. A link to this event may be found on the company's investor relations website at http://ir.sonicdrivein.com/.

About Sonic

SONIC, America's Drive-In is the nation's largest drive-in restaurant chain serving more than 3 million customers every day. Nearly 90 percent of SONIC's 3,500 drive-in locations are owned and operated by local business men and women. Over the past 60 years, SONIC has delighted guests with signature menu items, more than 1.3 million drink combinations and friendly service by iconic Carhops. To learn more about Sonic Corp. (NASDAQ/NM: SONC), please visit sonicdrivein.com or follow us on Facebook and Twitter.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of company drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated.  In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales.  System information includes both company and franchise drive-in information, which we believe is useful in analyzing the growth of our brand.  While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales.  This information also is indicative of the financial health of our franchisees.

SONC-F

SONIC CORP.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three months ended
	November 30,
	2015	2014
Revenues:
Company Drive-In sales	$103,883	$100,138
Franchise Drive-Ins:
Franchise royalties and fees	39,922	38,264
Lease revenue	1,592	1,065
Other	406	389
Total revenues	145,803	139,856

Costs and expenses:
Company Drive-Ins:
Food and packaging	28,946	28,573
Payroll and other employee benefits	36,364	35,271
Other operating expenses, exclusive of
depreciation and amortization included below	22,908	22,605
Total cost of Company Drive-In sales	88,218	86,449

Selling, general and administrative	20,940	18,788
Depreciation and amortization	10,999	11,660
Other operating (income) expense, net	(399)	421
Total costs and expenses	119,758	117,318
Income from operations	26,045	22,538

Interest expense	6,222	6,281
Interest income	(100)	(102)
Net interest expense	6,122	6,179
Income before income taxes	19,923	16,359
Provision for income taxes	7,465	6,274
Net income	$12,458	$10,085

Basic income per share	$0.25	$0.19
Diluted income per share	$0.24	$0.18

Weighted average basic shares	50,221	53,360
Weighted average diluted shares	51,325	54,827

SONIC CORP.
Unaudited Supplemental Information

	Three months ended
	November 30,
	2015	2014
Drive-Ins in Operation
Company:
Total at beginning of period	387	391
Opened	-	1
Sold to franchisees	(2)	(2)
Closed (net of re-openings)	(3)	(1)
Total at end of period	382	389
Franchise:
Total at beginning of period	3,139	3,127
Opened	13	12
Acquired from the company	2	2
Closed (net of re-openings)	(7)	(13)
Total at end of period	3,147	3,128
System-wide:
Total at beginning of period	3,526	3,518
Opened	13	13
Closed (net of re-openings)	(10)	(14)
Total at end of period	3,529	3,517

	Three months ended
	November 30,
	2015	2014
	($ in thousands)
Sales Analysis
Company Drive-Ins:
Total sales	$103,883	$100,138
Average drive-in sales	270	259
Change in same-store sales	4.4%	7.9%
Franchised Drive-Ins:
Total sales	$968,956	$908,276
Average drive-in sales	310	294
Change in same-store sales	5.4%	8.5%
System-wide:
Change in total sales	6.4%	9.2%
Average drive-in sales	$305	$290
Change in same-store sales	5.3%	8.5%

Note:  Change in same-store sales based on restaurants open for a minimum of 15 months.

SONIC CORP.
Unaudited Supplemental Information

	Three months ended
	November 30,
	2015	2014
	(In thousands)
Revenues
Company Drive-In sales	$103,883	$100,138
Franchise Drive-Ins:
Franchise royalties	39,462	36,776
Franchise fees	460	1,488
Lease revenue	1,592	1,065
Other	406	389
Total revenues	$145,803	$139,856

	Three months ended
	November 30,
	2015	2014
Margin Analysis (percentage of Company Drive-In sales)
Company Drive-Ins:
Food and packaging	27.9%	28.5%
Payroll and employee benefits	35.0	35.2
Other operating expenses	22.0	22.6
Cost of Company Drive-In sales	84.9%	86.3%

	November 30,	August 31,
	2015	2015
	(In thousands)
Selected Balance Sheet Data
Cash and cash equivalents	$36,821	$27,191
Current assets	86,706	85,438
Property, equipment and capital leases, net	416,650	421,406
Total assets	$616,117	$620,024

Current liabilities, including capital lease obligations and
long-term debt due within one year	$79,278	$87,821
Obligations under capital leases due after one year	19,835	20,763
Long-term debt due after one year	473,300	428,238
Total liabilities	636,854	602,591
Stockholders' equity (deficit)	$(20,737)	$17,433